(TRANSLATION)

SHARE HANDLING REGULATIONS

MAKITA CORPORATION

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

MAKITA CORPORATION

(Kabushiki Kaisha Makita)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Purpose)

The handling business relating to procedures for exercise of the rights of shareholders and to other matters with respect to shares of the Company, and charges therefor shall be governed by the rules established by Japan Securities Depository Center, Inc. (“JASDEC”), a book-entry transfer clearing institution, and by account management institutions, such as securities companies (the “Account Management Institutions”) at which shareholders have their own transfer account, as well as by these Regulations pursuant to the Articles of Incorporation of the Company.

Article 2. (Transfer Agent)

The Transfer Agent of the Company and the handling office of the Transfer Agent shall be as follows:

Transfer Agent:	Sumitomo Mitsui Trust Bank, Limited 4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling office:	Sumitomo Mitsui Trust Bank, Limited Stock Transfer Agency Department 15-33, Sakae 3-chome, Naka-ku, Nagoya City

CHAPTER II

DIGITAL ENTRY IN REGISTER OF SHAREHOLDERS

Article 3. (Digital Entry in Register of Shareholders)

(1)	Any change of the matters recorded in the register of shareholders shall be made in accordance with notices given by JASDEC, such as a notice concerning all shareholders (excluding the notice (the “Individual Shareholder Notice”) provided for in Article 154, Paragraph 3 of the Law Concerning Book-entry Transfer of Corporate Bonds, Stocks, etc. (the “Clearing Law”)).

(2)	In addition to the provisions of the immediately preceding paragraph, in the case of issuance of new shares or in any other case provided for by laws or ordinances, a digital entry or change of the matters recorded in the register of shareholders shall be made without notice from JASDEC.

(3)	Any digital entry in the register of shareholders shall be made using the characters and/or symbols designated by JASDEC.

Article 4. (Reports regarding the Matters Recorded in Register of Shareholders)

Shareholders shall report the name or the trade name, and the address of the shareholders through the Account Management Institutions and JASDEC pursuant to the rules established by JASDEC. The same shall apply in the case of any change thereof.

Article 5. (Representative of Corporation)

If a shareholder is a corporation, the name of one (1) representative of such corporation shall be reported through the Account Management Institutions and JASDEC pursuant to the rules established by JASDEC. The same shall apply in the case of any change thereof.

Article 6. (Representative of Jointly Owned Shares)

Shareholders who own shares jointly shall designate one (1) representative, and report the name or the trade name, and the address of such representative through the Account Management Institutions and JASDEC pursuant to the rules established by JASDEC. The same shall apply in the case of any change thereof.

Article 7. (Legal Representative)

A legal representative of a shareholder such as a person having parental authority or a guardian shall report the name or the trade name, and the address of such legal representative through the Account Management Institutions and JASDEC pursuant to the rules established by JASDEC. The same shall apply in the case of any change or removal thereof.

Article 8. (Report of Mailing Address or Proxy by Nonresident Shareholders)

(1)	A shareholder or his/her legal representative who is residing in a foreign country shall either appoint a standing proxy who resides in Japan or designate a mailing address in Japan.

(2)	The name or the trade name, and the address of a standing proxy or a mailing address in Japan as referred to in the immediately preceding paragraph shall be reported through the Account Management Institutions and JASDEC pursuant to the rules established by JASDEC. The same shall apply in the case of any change or removal thereof.

Article 9. (Method of Identification through JASDEC)

Reports that are submitted to the Company from a shareholder through the Account Management Institutions and JASDEC shall be deemed to have been submitted by such shareholder himself/herself.

Article 10. (Registered Stock Pledgees)

The provisions of this Chapter shall apply mutatis mutandis to registered stock pledgees.

CHAPTER III

IDENTIFICATION OF SHAREHOLDERS

Article 11. (Identification of Shareholders)

(1)	In the event that a shareholder (including a shareholder who provided the Individual Shareholder Notice) makes requests or exercises any other rights entitled to shareholders (the “Requests, Etc.”), such shareholder shall submit or provide a document certifying that such Requests, Etc. were made by such shareholder himself/herself (the “Identification Document”), except where the Company is able to confirm that such Requests, Etc. are made by such shareholder himself/herself.

(2)	In the event that the Requests, Etc. are made by a shareholder to the Company through the Account Management Institutions and JASDEC, such Requests, Etc. shall be deemed to have been made by such shareholder himself/herself and the Identification Document is not required.

(3)	In the event that the Requests, Etc. are made by a proxy, the relevant shareholder shall, in addition to the procedures referred to in Paragraphs (1) and (2) of this Article, submit a power of attorney on which the shareholder has signed or affixed his/her printed name and seal. The name or the trade name, and the address of the proxy shall be described in the power of attorney.

(4)	The provisions of Paragraphs (1) and (2) of this Article shall apply mutatis mutandis to a proxy.

CHAPTER IV

PROCEDURES FOR EXERCISE OF MINORITY SHAREHOLDERS’ RIGHTS, ETC.

Article 12. (Procedures for Exercise of Minority Shareholders’ Rights, Etc.)

In the event that a shareholder directly exercises against the Company the minority shareholders’ rights, etc. provided for in Article 147, Paragraph 4 of the Clearing Law, the shareholder shall exercise such rights upon (i) providing the Individual Shareholder Notice and (ii) submitting to the Company a document affixed with his/her signature, or printed name and seal thereon.

CHAPTER V

PURCHASE OF SHARES CONSTITUTING LESS THAN A FULL UNIT

Article 13. (Method of Request for Purchase of Shares Constituting Less Than a Full Unit)

In the event that a request for purchase of shares constituting less than a full unit is made, such request shall be made through the Account Management Institutions and JASDEC pursuant to the rules established by JASDEC.

Article 14. (Determination of Purchase Price)

(1)	The purchase price per share for which a request for purchase is made shall be the last reported selling price per share on the market opened at the Tokyo Stock Exchange on the day on which such request for purchase arrives at the handling office of the Transfer Agent referred to in Article 2 hereof; provided, however, that if no sale of shares is made on such day at the Tokyo Stock Exchange or if no trading is made thereat on that day, the first reported selling price per share at the Tokyo Stock Exchange after that day shall be the purchase price per share.

(2)	The purchase price shall be the amount obtained by multiplying the purchase price per share referred to in the immediately preceding paragraph by the number of shares being requested for purchase.

Article 15. (Payment of Purchase Price)

(1)	The amount obtained by deducting the handling charges referred to in Article 24 hereof from the purchase price calculated pursuant to the immediately preceding article shall be paid by the Company pursuant to the rules established by JASDEC, unless the Company determines otherwise, on the fourth business day from the day following the day on which the purchase price per share is fixed; provided, however, that if the purchase price reflects the right to receive dividends from surplus or stock split, etc., such payment shall be made not later than the relevant record date.

(2)	The shareholder who makes a request for purchase may request that such payment be made by way of transfer to a bank account designated by him/her, or by cash payment through Japan Post Bank Co., Ltd.

Article 16. (Transfer of Purchased Shares)

Shares constituting less than a full unit for which a request for purchase is made shall be transferred to the transfer account of the Company on the day on which the payment or the procedures for the payment of the purchase price pursuant to the immediately preceding article is or are completed.

CHAPTER VI

SALE OF SHARES CONSTITUTING LESS THAN A FULL UNIT

Article 17. (Method of Request for Sale of Shares Constituting Less Than a Full Unit)

In the event that a shareholder holding shares constituting less than a full unit requests the Company to sell to the shareholder an amount of shares which will, when added together with the shares then held by the shareholder constituting less than a full unit, constitute a full unit of shares (the “Request for Sale”), such Request for Sale shall be made through the Account Management Institutions and JASDEC pursuant to the rules established by JASDEC.

Article 18. (Request for Sale Exceeding Balance of Treasury Stock)

In the event that the aggregate number of shares for which the Request for Sale is made on the same day exceeds the number of shares reserved by the Company for the Request for Sale (excluding the number of shares reserved by the Company for a particular purpose), no Request for Sale made on such date shall become effective.

Article 19. (Effective Date of Request for Sale)

The Request for Sale shall become effective on the day on which the Request for Sale arrives at the handling office of the Transfer Agent referred to in Article 2 hereof.

Article 20. (Determination of Sale Price)

(1)

The sale price per share for shares for which the Request for Sale is made shall be the last reported selling price per share on the market opened at the Tokyo Stock Exchange on the effective date of the Request for Sale; provided however, that if no sale of shares is made on such day at the Tokyo Stock Exchange or if no trading is made thereat on that day, the first reported selling price per share at the Tokyo Stock Exchange after that day shall be the sale price per share.

(2)	The sale price shall be the amount obtained by multiplying the sale price per share referred to in the immediately preceding paragraph by the number of shares for which the Request for Sale is made.

Article 21. (Transfer of Sold Shares)

Application for the transfer of shares in the number equivalent to the number of shares for which the Request for Sale is made to the transfer account of the shareholder who made such Request for Sale shall be made on the day on which it is confirmed that the amount of the sale price together with the amount of the handling charges provided for in Article 24 hereof has been remitted to the bank account designated by the Company, through the Account Management Institutions pursuant to the rules established by JASDEC.

Article 22. (Suspension Period in respect of Request for Sale)

(1)	The Company shall suspend acceptance of the Request for Sale, during the period from ten (10) business days before any of the following dates up to the relevant date, every year:

(a)	March 31;

(b)	September 30; and

(c)	Any other date such as the determination date in respect of shareholders designated by JASDEC.

(2)	Notwithstanding the immediately preceding paragraph, the Company may establish an additional suspension period in respect of the Request for Sale any time when it deems necessary.

CHAPTER VII

EXCEPTIONS IN RESPECT OF SPECIAL ACCOUNT

Article 23. (Exceptions in respect of Special Account)

Identification of the shareholder for whom a special account is opened and any other handling business regarding such special account shall be governed by the rules established by account management institutions for such special account as well as by the rules established by JASDEC.

CHAPTER VIII

HANDLING CHARGES

Article 24. (Handling Charges)

Handling charges regarding a request for purchase of shares constituting less than a full unit as set forth in Article 13 and the request for sale of shares constituting less than a full unit set forth in Article 17 shall be as follows:

The amount corresponding to the charges regarding entrustment of the sale and purchase of shares, in the case of purchase of shares pursuant to Article 13 (Method of Request for Purchase of Shares Constituting Less Than a Full Unit) and the sale of shares pursuant to Article 17 (Method of Request for Sale of Shares Constituting Less Than a Full Unit), shall be determined as follows:

The amount determined pursuant to Article 24 hereof shall be the amount determined by calculating the amount per unit based on the following formula, and then dividing such amount in proportion to the number of shares constituting less than a full unit purchased or sold.

(Formula)

Out of the aggregate amount obtained by multiplying the purchase price per share under Article 13 or the sale price per share under Article 17 hereof by the number of shares constituting a full unit, the handling charges per unit shall be as follows:

Any amount being not more than one million yen (¥1,000,000):
1.150%

Any amount being more than one million yen (¥1,000,000) but not more than five million yen (¥5,000,000):
0.900%

Any amount being more than five million yen (¥5,000,000) but not more than ten million yen (¥10,000,000):
0.700%

Any amount being more than ten million yen (¥10,000,000) but not more than thirty million yen (¥30,000,000):
0.575%

Any amount being more than thirty million yen (¥30,000,000) but not more than fifty million yen (¥50,000,000):
0.375%

(Any fraction less than one yen (¥1) resulting from the calculation above shall be rounded down.)

Provided, however, that if the amount per unit obtained by the calculation above is less than two thousand five hundred yen (¥2,500), the handling charges per unit shall be two thousand five hundred yen (¥2,500).

Supplementary Provisions

These Regulations shall come into force on April 1, 2012.